Exhibit 2.1

                                                                  EXECUTION COPY








                          AGREEMENT AND PLAN OF MERGER

                           dated as of March 15, 2001

                                     between

                              DM ACQUISITION CORP.

                                       and

                       DAIRY MART CONVENIENCE STORES, INC.

                                TABLE OF CONTENTS
                                -----------------

             This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                                                                                Page
                                                                                                                 No.
                                                                                                                ----
ARTICLE I         THE MERGER......................................................................................1
         1.01     THE MERGER......................................................................................1
         1.02     CLOSING.........................................................................................1
         1.03     EFFECTIVE TIME..................................................................................2
         1.04     RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BYLAWS
                  OF THE SURVIVING CORPORATION....................................................................2
         1.05     DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.............................................2
         1.06     EFFECTS OF THE MERGER...........................................................................2
         1.07     FURTHER ASSURANCES..............................................................................2
         1.08     AUTHORIZATION AND VOTING........................................................................3
         1.09     ALTERNATIVE MERGER STRUCTURE....................................................................3

ARTICLE II        CONVERSION OF SHARES............................................................................3
         2.01     CONVERSION OF CAPITAL STOCK.....................................................................3
         2.02     EXCHANGE OF CERTIFICATES........................................................................6

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................8
         3.01     ORGANIZATION AND QUALIFICATION..................................................................8
         3.02     CAPITAL STOCK...................................................................................8
         3.03     AUTHORITY RELATIVE TO THIS AGREEMENT...........................................................10
         3.04     NON-CONTRAVENTION; APPROVALS AND CONSENTS......................................................10
         3.05     SEC REPORTS AND FINANCIAL STATEMENTS...........................................................11
         3.06     ABSENCE OF CERTAIN CHANGES OR EVENTS...........................................................12
         3.07     ABSENCE OF UNDISCLOSED LIABILITIES.............................................................12
         3.08     LEGAL PROCEEDINGS..............................................................................12
         3.09     INFORMATION SUPPLIED...........................................................................13
         3.10     COMPLIANCE WITH LAWS AND ORDERS................................................................13
         3.11     COMPLIANCE WITH AGREEMENTS; CERTAIN AGREEMENTS.................................................14
         3.12     TAXES..........................................................................................15
         3.13     EMPLOYEE BENEFIT PLANS; ERISA..................................................................15
         3.14     LABOR MATTERS..................................................................................16
         3.15     ENVIRONMENTAL MATTERS..........................................................................17
         3.16     INTELLECTUAL PROPERTY RIGHTS...................................................................18
         3.17     VOTE REQUIRED..................................................................................18
         3.18     OPINION OF FINANCIAL ADVISOR...................................................................18
         3.19     COMPANY RIGHTS AGREEMENT.......................................................................18
         3.20     SECTIONS 11.2 AND 11.3 OF THE COMPANY'S RESTATED CERTIFICATE OF
                  INCORPORATION AND SECTION 203 OF THE DGCL NOT APPLICABLE.......................................19
         3.21     NO PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS................................................19

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
         3.22     COMPANY FINANCING..............................................................................19

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF BUYER........................................................20
         4.01     ORGANIZATION AND QUALIFICATION.................................................................20
         4.02     AUTHORITY RELATIVE TO THIS AGREEMENT...........................................................20
         4.03     NON-CONTRAVENTION; APPROVALS AND CONSENTS......................................................20
         4.04     LEGAL PROCEEDINGS..............................................................................21
         4.05     INFORMATION SUPPLIED...........................................................................21
         4.06     OWNERSHIP OF COMPANY COMMON STOCK..............................................................22
         4.07     BUYER FINANCING................................................................................22
         4.08     FRAUDULENT TRANSFER............................................................................23
         4.09     OWNERSHIP OF BUYER STOCK.......................................................................23

ARTICLE V         COVENANTS OF THE COMPANY.......................................................................23
         5.01     COVENANTS OF THE COMPANY.......................................................................23
         5.02     NO SOLICITATIONS...............................................................................25
         5.03     COMPANY RIGHTS AGREEMENT.......................................................................27
         5.04     STOCKHOLDER CLAIMS.............................................................................27
         5.05     BUSINESS PLAN..................................................................................27

ARTICLE VI        ADDITIONAL AGREEMENTS..........................................................................27
         6.01     ACCESS TO INFORMATION; CONFIDENTIALITY.........................................................27
         6.02     PREPARATION OF PROXY STATEMENT, SCHEDULE 13E-3 AND OFFERING MATERIALS..........................28
         6.03     APPROVAL OF STOCKHOLDERS.......................................................................28
         6.04     REGULATORY AND OTHER APPROVALS.................................................................29
         6.05     Severance Policy and Other Agreements..........................................................29
         6.06     DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.........................................29
         6.07     EXPENSES.......................................................................................31
         6.08     BROKERS OR FINDERS.............................................................................31
         6.09     TAKEOVER STATUTES..............................................................................32
         6.10     CONVEYANCE TAXES...............................................................................32
         6.11     NEW YORK STATE STOCK TRANSFER TAX..............................................................32
         6.12     CONDUCT OF BUSINESS OF BUYER...................................................................32
         6.13     FINANCING......................................................................................32
         6.14     NOTICE AND CURE................................................................................34
         6.15     FULFILLMENT OF CONDITIONS......................................................................34
         6.16     OTHER ARRANGEMENTS.............................................................................34

ARTICLE VII       CONDITIONS.....................................................................................35
         7.01     CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.....................................35
         7.02     CONDITIONS TO OBLIGATION OF BUYER TO EFFECT THE MERGER.........................................35
         7.03     CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER...................................36

ARTICLE VIII      TERMINATION, AMENDMENT AND WAIVER..............................................................37
         8.01     TERMINATION....................................................................................37
         8.02     EFFECT OF TERMINATION..........................................................................39
         8.03     AMENDMENT......................................................................................39

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
         8.04     WAIVER.........................................................................................39

ARTICLE IX        GENERAL PROVISIONS.............................................................................40
         9.01     NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS..........................40
         9.02     NOTICES........................................................................................40
         9.03     ENTIRE AGREEMENT; INCORPORATION OF EXHIBITS....................................................41
         9.04     PUBLIC ANNOUNCEMENTS...........................................................................41
         9.05     NO THIRD PARTY BENEFICIARY.....................................................................41
         9.06     NO ASSIGNMENT; BINDING EFFECT..................................................................42
         9.07     HEADINGS.......................................................................................42
         9.08     INVALID PROVISIONS.............................................................................42
         9.09     GOVERNING LAW..................................................................................42
         9.10     ENFORCEMENT OF AGREEMENT.......................................................................42
         9.11     CERTAIN DEFINITIONS............................................................................42
         9.12     COUNTERPARTS...................................................................................44

                            GLOSSARY OF DEFINED TERMS


     The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:


"affiliate"                                          --     Section 9.11(a)
"Agreement"                                          --     Preamble
"Alternative Merger"                                 --     Section 1.09
"Alternative Proposal"                               --     Section 5.02
"Antitrust Division"                                 --     Section 6.04
"beneficially"                                       --     Section 9.11(b)
"business day"                                       --     Section 9.11(c)
"Buyer"                                              --     Preamble
"Buyer Commitment Letters"                           --     Section 4.07(a)
"Buyer Common Stock"                                 --     Section 2.01(a)
"Buyer Disclosure Letter"                            --     Section 4.01
"Buyer Financing"                                    --     Section 4.07(a)
"Buyer Investors                                     --     Section 4.07(a)
"Buyer Preferred Stock"                              --     Section 2.01(a)
"Buyer Subscription Agreements"                      --     Section 4.07(a)
"CERCLA"                                             --     Section 3.15(b)
"Certificate of Merger"                              --     Section 1.03
"Certificates"                                       --     Section 2.02(b)
"Closing"                                            --     Section 1.02
"Closing Date"                                       --     Section 1.02
"Code"                                               --     Section 2.02(e)
"Commitment Letters"                                 --     Section 4.07(a)
"Company"                                            --     Preamble
"Company Commitment Letters"                         --     Section 3.22
"Company Common Stock"                               --     Section 2.01(b)
"Company Disclosure Letter"                          --     Section 3.01
"Company Financial Statements"                       --     Section 3.05
"Company Financing"                                  --     Section 3.22
"Company Option Plans"                               --     Section 2.01(e)
"Company Permits"                                    --     Section 3.10
"Company Plans"                                      --     Section 3.13(a)
"Company Preferred Stock"                            --     Section 3.02(a)
"Company Rights"                                     --     Section 3.02(a)
"Company Rights Agreement"                           --     Section 3.02(a)
"Company SEC Reports"                                --     Section 3.05
"Company Series A Preferred Stock"                   --     Section 3.02(a)
"Company Stockholders' Approval"                     --     Section 6.03
"Company Stockholders' Meeting"                      --     Section 6.03
"Company Warrants"                                   --     Section 2.01(f)

"Confidentiality Agreement"                          --     Section 6.01
"Constituent Corporations"                           --     Section 1.01
"Contracts"                                          --     Section 3.04(a)
"control," "controlling," "controlled
   by" and "under common control with"               --     Section 9.11(a)
"Debt Financing"                                     --     Section 4.07(a)
"Definitive Preferred Stock Agreements"              --     Section 4.02
"DGCL"                                               --     Section 1.01
"Dissenting Share"                                   --     Section 2.01(d)(i)
"Effective Time"                                     --     Section 1.03
"Election"                                           --     Section 1.09
"Environmental Law"                                  --     Section 3.15(d)(i)
"Environmental Permits"                              --     Section 3.15(a)
"Equity Financing"                                   --     Section 4.07(a)
"Equity Investors"                                   --     Section 4.07(a)
"ERISA"                                              --     Section 3.13(a)
"Exchange Act"                                       --     Section 3.04(b)
"Exchange Agent"                                     --     Section 2.02(a)
"Exchange Offer"                                     --     Section 3.22
"Expenses"                                           --     Section 8.02(b)
"Financing"                                          --     Section 4.07(a)
"Financing Parties"                                  --     Section 6.13(c)
"FTC"                                                --     Section 6.04
"Governmental or Regulatory Authority"               --     Section 3.04(a)
"group"                                              --     Section 9.11(f)
"Hazardous Material"                                 --     Section 3.15(d)(ii)
"Indemnified Liabilities"                            --     Section 6.06(a)
"Indemnified Parties"                                --     Section 6.06(a)
"Indemnifying Party"                                 --     Section 6.06(a)
"Intellectual Property"                              --     Section 3.16
"Junior Subordinated Debt Commitment Letter"         --     Section 4.07(a)
"Junior Subordinated Debt Financing"                 --     Section 4.07(a)
"Junior Subordinated Lenders"                        --     Section 4.07(a)
"knowledge"                                          --     Section 9.11(d)
"laws"                                               --     Section 3.04(a)
"Lien"                                               --     Section 3.02(b)
"Marketing Commitment Letters"                       --     Section 3.22
"Marketing Partner Financing"                        --     Section 3.22
"Marketing Partners"                                 --     Section 3.22
"material", "material adverse
   effect" and "materially adverse"                  --     Section 9.11(e)
"Merger"                                             --     Preamble
"Merger Price"                                       --     Section 2.01(c)
"Merger Sub"                                         --     Section 1.09
"Morgan Keegan"                                      --     Section 3.18
"New Notes"                                          --     Section 3.22

"Offering Materials"                                 --     Section 6.02(b)
"Option Amount"                                      --     Section 2.01(e)
"Options"                                            --     Section 3.02(a)
"orders"                                             --     Section 3.04(a)
"Partnership Investors"                              --     Section 4.07(a)
"Partnership Subscription Agreements"                --     Section 4.07(a)
"Payment Agent"                                      --     Section 2.02(a)
"Payment Fund"                                       --     Section 2.02(a)
"person"                                             --     Section 9.11(f)
"Preferred Stock Commitment Letters"                 --     Section 4.07(a)
"Preferred Stock Investors"                          --     Section 4.07(a)
"Proxy Statement"                                    --     Section 3.09
"Representatives"                                    --     Section 9.11(g)
"Required Approvals"                                 --     Section 7.01(c)
"Required Payments"                                  --     Section 7.02(c)
"Schedule 13E-3"                                     --     Section 3.04(b)
"SEC"                                                --     Section 3.04(b)
"Secretary of State"                                 --     Section 1.03
"Securities Act"                                     --     Section 3.05
"Senior Debt Commitment Letter"                      --     Section 4.07(a)
"Senior Debt Financing"                              --     Section 4.07(a)
"Senior Lender"                                      --     Section 4.07(a)
"Significant Subsidiaries"                           --     Section 9.11(h)
"Special Committee"                                  --     Section 1.08
"Stock Grant Amount"                                 --     Section 2.01(e)
"Stockholders"                                       --     Preamble
"Subordinated Debt Commitment Letter"                --     Section 3.22
"Subordinated Debt Financing"                        --     Section 3.22
"Subordinated Lenders"                               --     Section 3.22
"Subsidiary"                                         --     Section 9.11(i)
"Superior Transaction"                               --     Section 5.02
"Surviving Corporation"                              --     Section 1.01
"Surviving Corporation Common Stock"                 --     Section 2.01(a)
"Surviving Corporation Preferred Stock"              --     Section 2.01(a)
"taxes"                                              --     Section 3.12(b)
"Voting Agreement"                                   --     Preamble
"Warrant Amount"                                     --     Section 2.01(f)

                  This AGREEMENT AND PLAN OF MERGER dated as of March 15, 2001 (this "AGREEMENT") is made and entered into between DM Acquisition Corp., a Delaware corporation ("BUYER") and Dairy Mart Convenience Stores, Inc., a Delaware corporation (the "COMPANY").

                  WHEREAS, as of the date hereof, all of the outstanding capital stock of Buyer is owned by Robert B. Stein, Jr.;

                  WHEREAS, contemporaneously with the execution and delivery of this Agreement, Robert B. Stein, Jr. and DM Associates Limited Partnership (the "STOCKHOLDERS") entered into a Voting Agreement (the "VOTING AGREEMENT");

                  WHEREAS, the Boards of Directors of Buyer and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Buyer would merge with and into the Company (the "MERGER"); and

                  WHEREAS, Buyer and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


ARTICLE I         THE MERGER

         1.01 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in SECTION 1.03), Buyer shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). At the Effective Time, the separate existence of Buyer shall cease and the Company shall continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION"). Buyer and the Company are sometimes referred to herein as the "CONSTITUENT CORPORATIONS". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in ARTICLE II.

         1.02 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to SECTION 8.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in ARTICLE VII, the closing of the Merger (the "CLOSING") will take place at the offices of Baker & Hostetler LLP, 3200 National City Center, Cleveland, Ohio, at 10:00 a.m., local time, on the first business day following satisfaction of the condition set forth in SECTION 7.01(a), unless another date, time or place is agreed to in writing by the parties hereto (the

"CLOSING Date"). At the Closing there shall be delivered to Buyer and the Company the certificates and other documents and instruments required to be delivered under ARTICLE VII.

         1.03 EFFECTIVE TIME. At the Closing, a certificate of merger (the "CERTIFICATE OF MERGER") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the "SECRETARY OF STATE") for filing, as provided in Section 251 of the DGCL, as soon as practicable on the Closing Date. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State (the date and time being referred to herein as the "EFFECTIVE TIME").

         1.04 RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BYLAWS OF THE SURVIVING CORPORATION. At the Effective Time, (i) the Certificate of Incorporation of Buyer as in effect immediately prior to the Effective Time shall be amended so as to include the indemnification provisions in the Company's Restated Certificate of Incorporation as of the date hereof and to change the name of the corporation set forth in Buyer's Certificate of Incorporation to "Dairy Mart Convenience Stores, Inc.", and, as so amended, such Certificate of Incorporation shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Restated Certificate of Incorporation, and (ii) the Bylaws of Buyer as in effect immediately prior to the Effective Time shall be amended so as to include the indemnification provisions in the Company's Bylaws as of the date hereof, and, as so amended, shall be the Amended and Restated Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Restated Certificate of Incorporation of the Surviving Corporation and such Amended and Restated Bylaws.

         1.05 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of Buyer and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Restated Certificate of Incorporation and Amended and Restated Bylaws. At or prior to the Closing, the Company will deliver to Buyer evidence that is reasonably satisfactory to Buyer that all of the directors of the Company (other than Robert B. Stein, Jr.) have resigned. All such resignations will be effective at the Effective Time.

         1.06 EFFECTS OF THE MERGER. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

         1.07 FURTHER ASSURANCES. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

         1.08 AUTHORIZATION AND VOTING. The Company hereby represents that its Board of Directors, at a meeting duly called and held and acting on the unanimous recommendation of a special committee of the Board of Directors of the Company comprising all of the members of the Board of Directors other than Messrs. Adams, Landry and Stein (the "SPECIAL COMMITTEE"), has (i) unanimously determined, with Messrs. Adams and Stein abstaining, that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of the Company's stockholders, (ii) unanimously, with Messrs. Adams and Stein abstaining, approved this Agreement and the transactions contemplated hereby, including the Merger and the Voting Agreement, and (iii) unanimously, with Messrs. Adams and Stein abstaining, resolved to recommend approval and adoption of this Agreement and the Merger to its stockholders. The Company has been advised that all of its directors intend to vote all of their shares of Company Common Stock in favor of approval and adoption of this Agreement and the Merger.

         1.09 ALTERNATIVE MERGER STRUCTURE. While it is currently contemplated that the Merger shall be effected through the merger of Buyer with and into the Company, Buyer shall have the option, in its sole discretion and without requiring the further consent of the Company or the Company's Board of Directors or stockholders, to cause the Merger to be effected through an alternative transaction structure pursuant to which a wholly owned Subsidiary of Buyer ("MERGER SUB") will merge with and into the Company, with the Company being the Surviving Company (the "ALTERNATIVE MERGER"); PROVIDED, HOWEVER, that the Alternative Merger shall require the consent of the Company and the Company's Board of Directors if the Alternative Merger would delay the Closing or require any additional consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority. In case of an Alternative Merger, the effects set forth in SECTION 2.01(a) shall be deemed amended to provided that each share of common stock of Merger Sub would be converted into a share of Surviving Corporation Common Stock. Buyer shall make such election by delivering to the Company a notice (the "ELECTION") electing to effect the Alternative Merger. The Election Notice shall be available for the inspection of any stockholder of the Company upon request during normal business hours. For purposes of this Agreement, all references to the term "Merger" shall be deemed to include the Alternative Merger, except for such references contained in this
SECTION 1.09. As part of the Proxy Statement and in the manner required by applicable law, the Company shall describe the provisions of this SECTION 1.09.

ARTICLE II        CONVERSION OF SHARES

         2.01 CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

              (a) CAPITAL STOCK OF BUYER. Each issued and outstanding share of the common stock, par value $0.01 per share, of Buyer ("BUYER COMMON STOCK") shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation ("SURVIVING CORPORATION COMMON STOCK"). Each certificate representing outstanding shares of Buyer Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock. Each issued and outstanding share of preferred stock, par value $0.01 per share, of Buyer ("BUYER PREFERRED STOCK") shall be converted into and become one fully paid and nonassessable share of preferred stock, par value $0.01 per share, of the Surviving Corporation ("SURVIVING CORPORATION PREFERRED STOCK"). Each certificate representing outstanding shares of Buyer Preferred Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Preferred Stock.

              (b) CANCELLATION OF TREASURY STOCK AND STOCK OWNED BY BUYER. All shares of common stock, par value $0.01 per share, of the Company ("COMPANY COMMON STOCK") that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Buyer shall be cancelled and retired and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor.

              (c) EXCHANGE RATIO FOR COMPANY COMMON STOCK. (i) Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with SECTION 2.01(b) and other than Dissenting Shares (as defined in SECTION 2.01(d)) shall be converted into the right to receive $4.50 in cash, without interest (the "MERGER PRICE").

              (ii) All shares of Company Common Stock converted in accordance with paragraph (i) of this SECTION 2.01(c) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Price per share, upon the surrender of such certificate in accordance with SECTION 2.02, without interest.

              (d) DISSENTING SHARES. (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL and has not effectively withdrawn or lost such right to appraisal (a "DISSENTING SHARE"), shall not be converted into or represent a right to receive the Merger Price pursuant to SECTION 2.01(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; PROVIDED, HOWEVER, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive, without interest, the Merger Price pursuant to
SECTION 2.01(c).

              (ii) The Company shall give Buyer (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

              (e) STOCK OPTION PLANS. The Board of Directors of the Company will take all action that is necessary, including providing any notice, so that at the Effective Time, each option to acquire a share of Company Common Stock (other than those held by Robert B. Stein, Jr. or Buyer pursuant to clause (iii) below) outstanding under the Company's 1985 Stock Option Plan, the 1990 Stock Option Plan, 1995 Stock Option and Incentive Award Plan, 1995 Stock Option Plan for Outside Directors, 1998 Stock Option Plan for Outside Directors and options to purchase shares of Company Common Stock that were issued outside of any plan (collectively, the "COMPANY OPTION PLANS") shall be cancelled and each holder of an option will be entitled to receive an amount in cash, without interest, in respect of each share of Company Common Stock subject to such option (the "OPTION AMOUNT") equal to the excess of the Merger Price over the purchase price therefor pursuant to the Company Option Plans and the related stock option agreements executed pursuant thereto. All the options to purchase shares of Company Common Stock that are held by Robert B. Stein, Jr. will, at his option,
(i) be amended and restated immediately prior to the Effective Time and become options to purchase shares of the Surviving Corporation Common Stock with such adjustments to the number of shares purchasable upon the exercise of those options and the exercise price as the Buyer and Robert B. Stein, Jr. may agree,
(ii) be exercised immediately prior to the Effective Time, but only to the extent that any shares of Company Common Stock received are contributed to Buyer under the Buyer Subscription Agreements, or (iii) contributed or assigned to Buyer in exchange for shares of Buyer Common Stock. If Robert B. Stein, Jr. requests, the Board of Directors of the Company will take such action that is necessary to permit him to exercise his options by delivering to Robert B. Stein, Jr. the number of shares of Company Common Stock equal to (y) the amount of the excess of (A) the Merger Price multiplied by the aggregate number of shares purchasable upon the exercise of all his options over (B) the aggregate purchase price of those shares multiplied by the number of shares purchasable at the purchase price divided by (z) the Merger Price. Upon the delivery of those shares of Company Common Stock to Robert B. Stein, Jr., his options shall be deemed exercised under clause (ii) above and canceled. Each grant of a right to receive a share of Company Common Stock outstanding under the Company Option Plans (other than those held by Robert B. Stein, Jr.) shall be cancelled and each holder of such a right shall receive an amount in cash, without interest, in respect of each share of Company Common Stock subject to such right (the "STOCK GRANT AMOUNT") equal to the Merger Price. Robert B. Stein, Jr. will receive shares of Company Common Stock in respect of any such right immediately prior to the Effective Time for contribution thereof to Buyer as contemplated pursuant to the Buyer Subscription Agreements (as defined in SECTION 4.07). On the Closing Date, the Buyer, and to the extent funds are not available from the Buyer, the Company, shall deposit in a bank account not within the Company's control an amount of cash equal to the sum of the Option Amount for each option, plus the Stock Grant Amount for each right, then outstanding under the Company Option Plans (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such options or Company Common Stock in accordance with this Section.

              (f) WARRANTS. Each warrant to subscribe for and purchase shares of Company Common Stock pursuant to the Note and Warrant Purchase Agreement dated as of December 1, 1995 and to the Stock Purchase Warrant to Subscribe for and Purchase Shares of Common Stock of the Company, dated as of December 1, 1995 (collectively, the "COMPANY WARRANTS") shall be changed into an amount in cash in respect of each share of Company Common Stock subject to such warrant (the "WARRANT AMOUNT") equal to the Merger Price less the exercise price therefor pursuant to the Company Warrants and the related warrant agreements. If on the Closing Date, the Warrant Amount is a positive number, then the Company shall deposit in a bank account not within the Company's control an amount of cash equal to the Warrant Amount for each warrant then outstanding under the Company Warrants (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such warrants in accordance with this Section.

         2.02 EXCHANGE OF CERTIFICATES. (a) PAYMENT AGENT. Prior to the mailing of the Proxy Statement (as defined in SECTION 3.09), Buyer shall appoint an agent (the "PAYMENT AGENT") for the purpose of exchanging certificates representing Company Common Stock for the Merger Price. Immediately prior to the Effective Time, the Buyer, and to the extent funds are not available from the Buyer, the Company shall deposit with the Payment Agent, a cash amount equal to the aggregate Merger Price to which holders of shares of Company Common Stock shall be entitled upon consummation of the Merger, to be held for the benefit of and distributed to such holders in accordance with this Section. The Payment Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "PAYMENT FUND") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Payment Agent, the Company and Buyer. If for any reason (including losses) the Payment Fund is inadequate to pay the cash amounts to which holders of shares of Company Common Stock shall be entitled, the Surviving Corporation shall in any event remain liable for the payment thereof. For purposes of determining the aggregate Merger Price to be made available, the Company and Buyer shall assume that there are no Dissenting Shares. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

              (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES") whose shares are converted pursuant to SECTION 2.01(c) into the right to receive the Merger Price (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate for cancellation to the Payment Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Price per share of Company Common Stock represented thereby, which such holder has the right to receive pursuant to the provisions of this ARTICLE II, and the Certificate so surrendered shall forthwith be cancelled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger, including any interest accrued in respect of the Payment Fund. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Price may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this SECTION 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price per share of Company Common Stock represented thereby as contemplated by this
ARTICLE II.

              (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section.

              (d) TERMINATION OF PAYMENT FUND. Any portion of the Payment Fund which remains undistributed to the stockholders of the Company for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of the Company who have not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Price per share. Neither Buyer nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for cash representing the Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              (e) WITHHOLDING RIGHTS. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of

1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Buyer as follows:

         3.01 ORGANIZATION AND QUALIFICATION. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except, in the case of the Company's Subsidiaries, for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect (as defined in SECTION 9.11) on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.
SECTION 3.01 of the letter dated the date hereof and delivered to Buyer by the Company concurrently with the execution and delivery of this Agreement (the "COMPANY DISCLOSURE LETTER") sets forth (i) the name and jurisdiction of incorporation of each Significant Subsidiary (as defined in Section 9.11) of the Company, (ii) its authorized capital stock, (iii) the number of issued and outstanding shares of capital stock and (iv) the record owners of such shares. Except for interests in the Subsidiaries of the Company and as disclosed in
SECTION 3.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity (other than (i) non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and (ii) other investments of less than $100,000). The Company has previously delivered to Buyer correct and complete copies of the certificate or articles of incorporation and bylaws (or other comparable charter documents) of the Company and its Significant Subsidiaries.

         3.02 CAPITAL STOCK. (a) The authorized capital stock of the Company consists solely of 30,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.1 per share ("COMPANY PREFERRED STOCK"). As of March 5, 2001, 5,002,026 shares of Company Common Stock were issued and outstanding,

2,057,178 shares were held in the treasury of the Company and were reserved for issuance under the Company's Option Plans and the Company Warrants. Since such date, except as set forth in SECTION 3.02 of the Company Disclosure Letter, there has been no change in the number of issued and outstanding shares of Company Common Stock or shares of Company Common Stock held in treasury or reserved for issuance. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding and 89,400 shares are designated Series A Junior Preferred Stock ("COMPANY SERIES A PREFERRED STOCK") and are reserved for issuance in accordance with the Amended and Restated Rights Agreement dated as of February 8, 2000, as amended, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "COMPANY RIGHTS AGREEMENT"), pursuant to which the Company has issued rights (the "COMPANY RIGHTS") to purchase shares of Company Series A Preferred Stock. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and the Company Rights Agreement and except as set forth in SECTION 3.02 of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "OPTIONS"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

                  (b) Except as disclosed in SECTION 3.02 of the Company Disclosure Letter, all of the outstanding shares of capital stock of each Significant Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "LIEN"). Except as disclosed in SECTION 3.02 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Significant Subsidiaries to issue or sell any shares of capital stock of any Significant Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Significant Subsidiary of the Company.

                  (c) Except as disclosed in SECTION 3.02 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Significant Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Significant Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

         3.03 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has full corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholders' Approval (as defined in SECTION 6.03), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended adoption of this Agreement by the stockholders of the Company and directed that this Agreement be submitted to the stockholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and subject to the obtaining of the Company Stockholders' Approval, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.04 NON-CONTRAVENTION; APPROVALS AND CONSENTS. (a) Except as set forth in Section 3.04(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Significant Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Significant Subsidiaries, or (ii) subject to the obtaining of the Company Stockholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "LAWS"), or any judgment, decree, order, writ, permit or license (together, "ORDERS"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "GOVERNMENTAL OR REGULATORY AUTHORITY") applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "CONTRACTS") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses
(x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

              (b) Except (i) for the filing of the Proxy Statement (as defined in SECTION 3.09) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT"), (ii) the filing of a Schedule 13E-3 with the SEC pursuant to the Exchange Act (the "SCHEDULE 13E-3"), (iii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State, (iv) for obtaining Company Stockholders' Approval, (v) for obtaining the Company Debt Financing and (vi) as disclosed in SECTION 3.04 of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

         3.05 SEC REPORTS AND FINANCIAL STATEMENTS. Each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since December 31, 1997 (as such documents have since the time of their filing been amended or supplemented, the "COMPANY SEC REPORTS"), are all the documents (other than preliminary material) that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "COMPANY FINANCIAL STATEMENTS") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole)) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in SECTION 3.05 of the Company Disclosure Letter, each Significant Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

         3.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (a) since October 28, 2000 there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole, other than events, changes or effects that (i) are caused by general economic conditions in any region in which the Company and its Subsidiaries conduct business or conditions affecting the types of businesses operated by the Company and its Subsidiaries, which conditions do not affect the Company and its Subsidiaries in a disproportionate manner, or (ii) are related to or result from the execution and delivery of this Agreement or from any action or inaction on the part of Buyer or any of its affiliates, and (b) except as disclosed in
SECTION 3.06 of the Company Disclosure Letter, between such date and the date hereof (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of SECTION 5.01(b).

         3.07 ABSENCE OF UNDISCLOSED LIABILITIES. Except for matters reflected or reserved against in the balance sheet for the period ended October 28, 2000 included in the Company Financial Statements or as disclosed in the Company SEC Reports or in SECTION 3.07 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company or the notes to the Financial Statements and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole.

         3.08 LEGAL PROCEEDINGS. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in SECTION 3.08 of the Company Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against or relating to, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against or relating to, the Company or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) neither the Company nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

         3.09 INFORMATION SUPPLIED. (a) The proxy statement relating to the Company Stockholders' Meeting (as defined in SECTION 6.03), as amended or supplemented from time to time (as so amended and supplemented, the "PROXY STATEMENT"), the Schedule 13E-3 and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will not, on the date of its filing or at the time of any distribution thereof or, in the case of the Proxy Statement, on the date it is mailed to stockholders of the Company and on the date of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Buyer expressly for inclusion therein and information incorporated by reference therein from documents filed by Buyer or any of its Subsidiaries with the SEC. The Proxy Statement, the Schedule 13E-3 and any such other documents filed by the Company with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act.

              (b) Neither the information supplied or to be supplied in writing by or on behalf of the Company for inclusion, nor the information incorporated by reference from documents filed by the Company or any of its Subsidiaries with the SEC, in the Proxy Statement, the Schedule 13E-3 or any other documents to be filed by Buyer or the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will on the date of its filing contain or its distribution, or in the case of the Proxy Statement, on the date it is mailed to stockholders of the Company and on the date of the Company's Stockholder Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         3.10 COMPLIANCE WITH LAWS AND ORDERS. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "COMPANY PERMITS"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

         3.11 COMPLIANCE WITH AGREEMENTS; CERTAIN AGREEMENTS. (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Significant Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

              (b) Except as disclosed in SECTION 3.11 of the Company Disclosure Letter or in the Company SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on thirty (30) days' or less notice involving the payment of more than $50,000 per annum or $200,000 per annum in the aggregate for all such agreements; (ii) contracts with any person containing any provision or covenant prohibiting or limiting the ability of the Company or any Subsidiary of the Company to engage in any business activity, change its operations or compete with any person or prohibiting or limiting the ability of any person to compete with the Company or any Subsidiary of the Company; (iii) partnership, joint venture, shareholders' or other similar Contracts with any person; (iv) contracts relating to indebtedness of the Company or any Subsidiary of the Company in excess of $200,000; (v) union or collective bargaining agreement which covers any employees; (vi) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement; (vii) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee; or
(viii) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         3.12 TAXES. (a) Except as disclosed in SECTION 3.12 of the Company Disclosure Letter, (i) each of the Company and its Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries taken as a whole, (ii) the Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with generally accepted accounting principles for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for in accordance with generally accepted accounting principles, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole and (iii) no requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in accordance with generally accepted accounting principles in the most recent financial statements contained in the Company SEC Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole.

              (b) As used in this SECTION 3.12, "TAXES" shall include all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes (including all taxes imposed on gasoline products), including obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

         3.13 EMPLOYEE BENEFIT PLANS; ERISA. (a) Except as set forth in Company SEC Reports filed prior to the date of this Agreement or as disclosed in SECTION
3.13 of the Disclosure Letter, the Company has no material "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), severance, change-in-control or employment plan, program or agreement, stock option, bonus plan, or incentive plan or program ("COMPANY PLANS"). Copies or descriptions of the Company Plans have been or will be made available to Buyer.

              (b) Except as would not have a material adverse effect on the Company and its Subsidiaries taken as a whole, each Company Plan has been administered and is in compliance with the terms of such Plan and all applicable laws, rules and regulations.

              (c) Except as disclosed on SECTION 3.13(c) of the Disclosure
Letter: (i) each Company Plan intended to be qualified has received a favorable determination from the Internal Revenue Service and (ii) except as would not have a material adverse effect on the Company and its Subsidiaries taken as a whole, to the Company's knowledge, nothing has occurred since that would adversely affect such qualification.

              (d) Except as would not have a material adverse effect on the Company and its Subsidiaries taken as a whole: (i) no "reportable event" (as such term is used in section 4043 of ERISA) (other than those events for which the 30 day notice has been waived pursuant to the regulations) is pending with respect to any Company Plan, and (ii) no "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has occurred during the last 5 years with respect to any Company Plan.

              (e) No litigation or administrative or other proceeding involving any Company Plans has occurred or, to the Company's knowledge, are threatened, where, in either case, an adverse determination would result in liability that would have a material adverse effect on the Company and its Subsidiaries taken as a whole.

              (f) Except as disclosed on SECTION 3.13(f) of the Disclosure Letter, the Company has not contributed to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) and neither the Company nor any member of its Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or
(o)) has incurred any withdrawal liability which remains unsatisfied in an amount which would result in liability that would have a material adverse effect on the Company and its Subsidiaries taken as a whole.

              (g) No Company Plan or plan sponsored by any member of the Company's Controlled Group has been terminated, where such termination has resulted in liability under Title IV of ERISA that would have a material adverse effect on the Company and its Subsidiaries taken as a whole.

         3.14 LABOR MATTERS. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in SECTION 3.14 of the Company Disclosure Letter, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives of its employees, except as would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole, and, to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries. Since December 31, 1997, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries except as would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole.

         3.15 ENVIRONMENTAL MATTERS. (a) Each of the Company and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental or Regulatory Authorities which are required under any applicable Environmental Law (as defined below) in respect of its business or operations ("ENVIRONMENTAL PERMITS"), except for such failures to have Environmental Permits which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Each of such Environmental Permits is in full force and effect and each of the Company and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

              (b) To the knowledge of the Company, no site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA"), or on any similar state or local list of sites requiring investigation or clean-up. Except for such releases of Hazardous Materials as would not reasonably be expected to result in a material adverse effect on the Company and its Subsidiaries taken as a whole, to the knowledge of the Company, there have been no releases of Hazardous Materials from facilities owned, operated or leased by the Company or its Subsidiaries.

              (c) To the knowledge of the Company there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Company or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries which have not been made available to Buyer prior to the execution of this Agreement.

                  (d)  As used herein:

                  (i) "ENVIRONMENTAL LAW" means any law or order of any Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes; and

                  (ii) "HAZARDOUS MATERIAL" means (A) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

         3.16 INTELLECTUAL PROPERTY RIGHTS. The Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) individually or in the aggregate material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, to the knowledge of the Company such Intellectual Property is not being infringed by any third party, and, to the knowledge of the Company, neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, "INTELLECTUAL PROPERTY" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

         3.17 VOTE REQUIRED. Assuming the accuracy of the representation and warranty contained in SECTION 4.06 and except to the extent otherwise provided in the condition set forth in SECTION 7.03(d), the affirmative vote of the holders of record of at least a majority of the outstanding shares of Company Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby under the DGCL.

         3.18 OPINION OF FINANCIAL ADVISOR. The Special Committee has received the opinion of Morgan Keegan & Company, Inc. ("MORGAN KEEGAN"), dated the date hereof, a signed copy of which will be delivered to Buyer promptly following the receipt thereof by the Special Committee, opining to the effect that, as of the date hereof, the consideration to be received in the Merger by the stockholders of the Company (other than Robert B. Stein, Jr. and his affiliates) is fair from a financial point of view to the stockholders of the Company.

         3.19 COMPANY RIGHTS AGREEMENT. The Company and the Board of Directors of the Company have taken all action necessary to (i) render the Company Rights inapplicable to this Agreement and the Merger and (ii) ensure that (A) neither Buyer nor any of its affiliates or associates is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of this Agreement or the Merger and (B) a "Distribution Date" (as defined in the Company Rights Agreement) shall not occur by reason of this Agreement or the Merger.

         3.20 SECTIONS 11.2 AND 11.3 OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION AND SECTION 203 OF THE DGCL NOT APPLICABLE. Assuming the accuracy of the representation and warranty contained in SECTION 4.06, the Company has taken all necessary actions so that neither the provisions of Sections 11.2 and
11.3 of the Restated Articles of Incorporation nor the provisions of Section 203 of the DGCL will, before the termination of this Agreement, apply to this Agreement, the Merger or the other transactions contemplated hereby.

         3.21 NO PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS. SECTION 3.21 of the Company Disclosure Letter contains a true and complete list of any Company Plan which could provide cash and non-cash payments, rights to property or other contract rights that will become payable, accelerated or vested to or in any employee, officer or director of the Company or any Subsidiary of the Company as a result of the Merger.

         3.22 COMPANY FINANCING. The Company has, on or prior to the date hereof, received commitment letters or other written assurances (the "MARKETING COMMITMENT LETTERS") with or from various third parties (the "MARKETING PARTNERS") pursuant to which the Marketing Partners have committed, subject to the conditions contained in the Marketing Commitment Letters, to provide an aggregate of up to $50 million to the Company as payment for marketing arrangements with the Company (the "MARKETING PARTNER FINANCING"). The Company has, on or prior to the date hereof, entered into an Exchange and Voting Agreement (the "SUBORDINATED DEBT COMMITMENT LETTER" and, together with the Marketing Commitment Letters, the "COMPANY COMMITMENT LETTERS"), with certain noteholders listed therein (the "SUBORDINATED LENDERS"), pursuant to which the Subordinated Lenders have committed, subject to the conditions contained in the Subordinated Debt Commitment Letter, to exchange their subordinated notes of the Company (the "OLD NOTES") and receive, for each $10,000 in principal amount of the Old Notes exchanged therefor, $3,870 in principal amount of a new note of the Company (the "NEW NOTES"), $6,191.30 in cash and a warrant, which after the Merger will be a warrant to purchase an agreed-upon percentage of the common stock of the Surviving Corporation (the "EXCHANGE OFFER"). The Exchange Offer will also contain terms substantially the same as those set forth in the Subordinated Debt Commitment Letter (as such terms may be amended in accordance with the terms thereof and SECTION 6.13 hereof prior to the Effective Time) (the "SUBORDINATED DEBT FINANCING" and, together with the Marketing Partner Financing, the "COMPANY FINANCING"). As of the date hereof, to the knowledge of the Company, none of the Company Commitment Letters has been withdrawn or modified in any way and the Company does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the letters relating to the Company Financing not being satisfied.

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF BUYER

              Buyer represents and warrants to the Company as follows:

         4.01 ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Buyer was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Buyer has previously delivered to the Company correct and complete copies of the certificate of incorporation and bylaws of Buyer. Buyer has no Subsidiaries.

         4.02 AUTHORITY RELATIVE TO THIS AGREEMENT. Buyer has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer and its consummation of the transactions contemplated hereby have been duly and validly approved by its Board of Directors and by its stockholders, and no other corporate proceedings on the part of Buyer or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby. Notwithstanding the foregoing, further action may be necessary to authorize the issuance of shares of Buyer Preferred Stock pursuant to the Preferred Stock Commitment Letters (as defined in SECTION 4.07(a)) and to authorize the definitive agreements and documents relating to the Buyer Preferred Stock and the definitive agreements relating to the Buyer Debt Financing Agreements and the transactions contemplated thereby and any such necessary action shall be taken prior to the Closing. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.03 NON-CONTRAVENTION; APPROVALS AND CONSENTS. (a) The execution and delivery of this Agreement by Buyer does not, and the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien (other than Liens contemplated by the Commitment Letters) upon any of the assets or properties of Buyer under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Buyer, or (ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) any laws or orders of any

Governmental or Regulatory Authority applicable to Buyer or any of their respective assets or properties, or (y) any Contracts to which Buyer is a party or by which Buyer or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

              (b) Except (i) for the filing of the Schedule 13E-3 with the SEC,
(ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, (iii) for obtaining stockholder approval of Buyer, which has been obtained on the date hereof, (iv) for obtaining the Buyer Financing and (v) as disclosed in SECTION 4.03 of the Buyer Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Buyer is a party or by which Buyer or any of its assets or properties is bound for the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

         4.04 LEGAL PROCEEDINGS. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Buyer, threatened against or relating to, nor to the knowledge of Buyer are there any Governmental or Regulatory Authority investigations or audits pending or threatened against or relating to, Buyer or any of its assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, and Buyer is not subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

         4.05 INFORMATION SUPPLIED. Neither the information supplied or to be supplied in writing by or on behalf of Buyer for inclusion, nor the information incorporated by reference from documents filed by Buyer with the SEC, in the Proxy Statement, the Schedule 13E-3 or any other documents to be filed by Buyer or the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will on the date of its filing or its distribution or, in the case of the Proxy Statement, on the date it is mailed to stockholders of the Company and on the date of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All such documents filed by Buyer or the Company with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act.

         4.06 OWNERSHIP OF COMPANY COMMON STOCK. Neither Buyer nor any of its affiliates beneficially owns any shares of Company Common Stock except as set forth in the Voting Agreement.

         4.07 BUYER FINANCING. (a) Buyer has, on or prior to the date hereof, entered into subscription agreements (the "BUYER SUBSCRIPTION AGREEMENTS"), pursuant to which the subscribers thereunder (the "BUYER INVESTORS") have agreed, subject to the terms and conditions contained in the Buyer Subscription Agreements, to contribute all shares of Company Common Stock that they singularly or together have the sole power to dispose of, for shares of common stock of Buyer. Buyer has, on or prior to the date hereof, entered into one or more commitment letters (the "PREFERRED STOCK COMMITMENT LETTERS"), pursuant to which the proposed purchasers thereunder (the "PREFERRED STOCK INVESTORS" and, together with the Buyer Investors, the "EQUITY INVESTORS") have agreed, subject to the terms and conditions contained in the Preferred Stock Commitment Letters, to provide an aggregate of up to $24.25 million of funds to Buyer in cash for shares of preferred and common stock of Buyer, which shares of preferred stock will contain terms substantially the same as those set forth in the Preferred Stock Commitment Letters (as such terms may be amended in accordance with the terms of the Preferred Stock Commitment Letters and SECTION 6.13 hereof prior to the Effective Time). The financing to be provided to Buyer pursuant to the Buyer Subscription Agreements and the Preferred Stock Commitment Letters is sometimes referred to herein as the "EQUITY FINANCING." Buyer has, on or prior to the date hereof, entered into a commitment letter (the "SENIOR DEBT COMMITMENT LETTER" and, together with the Buyer Subscription Agreements, the Preferred Stock Commitment Letters, the "BUYER COMMITMENT LETTERS" and, together with the Company Commitment Letters, the "COMMITMENT LETTERS"), with Provident Bank (the "SENIOR LENDER") pursuant to which the Senior Lender has committed, subject to the conditions contained in the Senior Debt Commitment Letter, to provide an aggregate of up to $50 million to Buyer in a senior secured credit financing to Buyer, which senior secured credit financing will contain terms substantially the same as those set forth in the Senior Debt Commitment Letter (as such terms may be amended in accordance with the terms thereof and SECTION 6.13 hereof prior to the Effective Time) (the "SENIOR DEBT FINANCING" and together with the Company Financing, the "DEBT FINANCING" and, together with the Equity Financing, the "FINANCING"). The Senior Debt Financing and the Equity Financing are sometimes referred to herein as the "BUYER FINANCING." As of the date hereof, to the Buyer's knowledge none of the letters relating to the Financing referred to above has been withdrawn and Buyer does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the letters relating to the Financing not being satisfied.

         (b) Buyer has previously provided the Company with true and complete copies of (i) each Buyer Commitment Letter entered into on or prior to the date hereof, and (ii) the form of each other agreement, if any, to which Buyer, on the one hand, and any party to a Buyer Commitment Letter, an affiliate of party to a Buyer Commitment Letter or any other person, on the other hand, to be entered into on the date hereof and relating to any equity interest of Buyer.

         4.08 FRAUDULENT TRANSFER. Buyer believes that the Financing will not create any liability to the directors and stockholders of the Company under any federal or state fraudulent conveyance or transfer law. Buyer further believes that, upon the consummation of the transactions contemplated hereby, including, without limitation, the Financing, (i) the Surviving Corporation (A) will not be insolvent, (B) will not be left with insufficient capital with which to engage in its business and (C) will not have incurred debts beyond its ability to pay such debts as they mature, and (ii) the capital of the Company will not be impaired.

         4.09 OWNERSHIP OF BUYER STOCK. (a) As of the date of execution of this Agreement, the proposed equity commitment of each proposed shareholder of Buyer as of the Effective Time is as set forth in Schedule 4.09(a).

              (b) Except as set forth in SECTION 4.09(b) of the Buyer Disclosure Letter, as of the date hereof, there are no arrangements, understandings or agreements between any of Buyer or any of their affiliates on the one hand, and any directors, officers or employees of the Company or any Subsidiary or any stockholder of the Company on the other hand, relating to the transactions contemplated hereby.

ARTICLE V         COVENANTS OF THE COMPANY

         5.01 COVENANTS OF THE COMPANY. At all times from and after the date hereof until the Effective Time, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as set forth in SECTION 5.01 of the Company Disclosure Letter, or to the extent that Buyer shall otherwise previously consent in writing):

              (a) ORDINARY COURSE. The Company and its Subsidiaries shall conduct their respective businesses only in, and neither the Company nor any such Subsidiary shall take any action except in, the ordinary course consistent with past practice.

              (b) Without limiting the generality of paragraph (a) of this Section, (i) the Company and its Subsidiaries shall use all reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them, and (ii) the Company shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this
Agreement:

                  (A) amend or propose to amend its certificate or articles of incorporation or bylaws (or other comparable corporate charter documents);

                  (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock except for the declaration and payment of dividends by a wholly owned Subsidiary solely to its parent corporation, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto;

                  (C) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (w) the issuance of Company Common Stock pursuant to the Employee Stock Purchase Plan, (x) the issuance of Company Common Stock or stock appreciation or similar rights, as the case may be, pursuant to the Company Options Plans, in each case outstanding on the date of this Agreement and in accordance with their present terms, (y) the issuance by a wholly owned Subsidiary of its capital stock to its parent corporation, and (z) the issuance of Company Rights and reservation of Company Series A Preferred Stock pursuant to the Company Rights Agreement in accordance with the terms thereof or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

                  (D) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than inventory and other assets to be sold or used in the ordinary course of business consistent with past practice or which are material, individually or in the aggregate, to such party and its Subsidiaries taken as a whole;

                  (E) other than dispositions in the ordinary course of its business consistent with past practice or disposition of assets which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

                  (F) except to the extent required by applicable law or generally accepted accounting principles, (x) permit any material change in (A) any investment, accounting, financial reporting, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

                  (G) (x) (A) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or
         (B) amend any terms of its existing indebtedness other than in the ordinary course of its business consistent with past practice or (y) voluntarily purchase, exchange, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice;

                  (H) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Company Employee Benefit Plan, or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

                  (I) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets except in the ordinary course of business consistent with past practice;

                  (J) make any change in the lines of business in which it participates or is engaged; or

                  (K) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

         5.02 NO SOLICITATIONS. Prior to the Effective Time, the Company agrees
(a) that neither it nor any of its Subsidiaries or other affiliates shall, and it shall not authorize or permit their respective Representatives (as defined in SECTION 9.11) to, directly or indirectly, initiate, solicit, facilitate or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation, recapitalization, reorganization or other business combination involving the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole or 15% or more of the outstanding shares of Company Common Stock (any such proposal or offer being hereinafter referred to as an "ALTERNATIVE PROPOSAL"), or engage in any negotiations concerning, or furnish or disclose any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal, including, without limitation, by entering into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties with respect to the foregoing; and (c) that it will notify Buyer in writing immediately (but in any event within 24 hours) if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons or groups and shall include in any such notice, the material terms of any such Alternative Proposals; PROVIDED, HOWEVER, that at any time prior to receiving the Company Stockholders' Approval, the Special Committee may (i) furnish information to (but only pursuant to a confidentiality agreement that contains terms that are no more favorable to that person or group than the terms of the Confidentiality Agreement) or enter into discussions or negotiations with any person or group that makes an unsolicited BONA FIDE Alternative Proposal, after the date hereof, if, and so long as (A) the Special Committee determines in good faith by a resolution duly adopted that such proposal is a Superior Transaction (as defined below), (B) the Special Committee, after consultation with its outside counsel, determines in good faith by a resolution duly adopted that the failure to so act is reasonably likely to result in the Special Committee breaching its fiduciary duties to stockholders imposed by law, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, the Company provides written notice to Buyer to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group, and (D) the Company keeps Buyer informed of the status and all material information with respect to any such discussions or negotiations; and
(ii) to the extent required, comply with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this SECTION
5.02 shall (x) permit the Company to terminate this Agreement (except as specifically provided in ARTICLE VIII), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal for so long as this Agreement remains in effect (other than a confidentiality agreement under the circumstances described above), or (z) affect any other obligation of the Company under this Agreement. "SUPERIOR TRANSACTION" means an Alternative Proposal that the Special Committee has determined, after consultation which Morgan Keegan or another nationally recognized investment banking firm, that the consideration to be received, directly or indirectly, by stockholders of the Company in connection with such Alternative Proposal is superior, from a financial point of view, to the consideration to be received by them in the Merger and is reasonably likely to be completed, including with respect to the financing thereof, taking into account all legal, financial, regulatory and other aspects of that Alternative Proposal as well as the person or group making that Alternative Proposal.

         5.03 COMPANY RIGHTS AGREEMENT. The Board of Directors of the Company shall take all action necessary and shall take all action reasonably requested in writing by Buyer in order to render the Company Rights inapplicable to the Merger.

         5.04 STOCKHOLDER CLAIMS. The Company shall not settle or compromise any material claim brought by any holder of any securities of the Company or any creditor of the Company under the Amended and Restated Indenture dated as of December 1, 1995 by and among the Company, certain subsidiaries of the Company, as Guarantors and First Bank National Association, as Trustee, or under the Credit Agreement dated as of December 28, 1999, among the Company, the Banks from time to time parties thereto and Citizens Bank of Connecticut, as agent, as amended without the prior written consent of Buyer.

         5.05 BUSINESS PLAN. The Company will use its reasonable efforts to implement the Business and Restructuring Plans that the Board of Directors, upon the advice of the Special Committee, approved March 9, 2001 and will not amend, modify or terminate either of those plans or take any other action that is designed to interfere with the implementation of either of those plans by the management of the Company, without, in any such case, the approval of the Chairman of the Board as of the date hereof.

ARTICLE VI        ADDITIONAL AGREEMENTS

         6.01 ACCESS TO INFORMATION; CONFIDENTIALITY. The Company shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide Buyer and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans and other books and records) concerning the business and operations of the Company and its Subsidiaries as Buyer or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this SECTION 6.01 that constitutes "Evaluation Material" (as such term is defined in the letter agreement dated as of October 18, 2000 between the Company and Buyer (the "CONFIDENTIALITY AGREEMENT")) shall be governed by the terms of the Confidentiality Agreement.

         6.02 PREPARATION OF PROXY STATEMENT, SCHEDULE 13E-3 AND OFFERING MATERIALS. (a) The Company shall prepare and file with the SEC the Proxy Statement and Schedule 13E-3 as soon as reasonably practicable after the date hereof, and shall use its best efforts to have the Proxy Statement cleared by the SEC. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Buyer and the Company shall cooperate with each other in the preparation of the Proxy Statement and Schedule 13E-3, and the Company and Buyer shall notify the other of the receipt of any comments of the SEC with respect to the Proxy Statement or Schedule 13E-3 and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the other promptly copies of all correspondence between it or its representatives and the SEC with respect to the Proxy Statement or Schedule 13E-3. The Company and Buyer shall give the other and its respective counsel the opportunity to review the Proxy Statement and
Schedule 13E-3 and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company and Buyer agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Company Stockholders' Meeting at the earliest practicable time.

              (b) The Company shall, and shall cause its Subsidiaries to, use all reasonable efforts to cooperate with and assist Buyer in preparing such information packages and offering materials as the Financing Parties (as defined in SECTION 6.13(c)) may reasonably request (collectively, the "OFFERING MATERIALS") for use in connection with the offering and/or syndications of interests, preferred stock, debt securities and loan participations contemplated by the Commitment Letters, including, without limitation, making senior management and other representatives of the Company and its Subsidiaries available (at mutually agreeable times) to participate in meetings with prospective investors and providing such information and assistance as the Financing Parties may reasonably request in connection therewith.

              6.03 APPROVAL OF STOCKHOLDERS. The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDERS' MEETING") for the purpose of voting on the adoption of this Agreement (the "COMPANY STOCKHOLDERS' APPROVAL") as soon as reasonably practicable after the date hereof. The Company shall, through the Special Committee and its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company adopt this Agreement, and shall use its reasonable best efforts to obtain such adoption, unless the Special Committee determines, after consultation with its outside counsel, in good faith by a resolution duly adopted that to make such a recommendation that the Special Committee or the Board of Directors is reasonably likely to breach its fiduciary duties to the stockholders imposed by law. Notwithstanding the foregoing, no change, withdrawal or modification of the recommendation of the Board of Directors of the Company will change any prior approval of the Board of Directors of the Company for the purpose of causing any state anti-takeover statute or other state law to be inapplicable to the transactions contemplated hereby or the obligation of the Board of Directors of the Company to submit this Agreement to the stockholders of the Company for adoption. At such meeting, Buyer shall cause all shares of Company Common Stock then owned by Buyer to be voted in favor of the adoption of this Agreement.

         6.04 REGULATORY AND OTHER APPROVALS. Subject to the terms and conditions of this Agreement and without limiting the provisions of SECTIONS
6.02 and 6.03, each of the Company and Buyer will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Buyer, the Company or any of the Company's Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith.

         6.05(a) SEVERANCE POLICY AND OTHER AGREEMENTS. With respect to any officer or employee who is covered by a severance policy or plan, Buyer shall maintain or cause to be maintained such policy or plan as in effect as of the date hereof. Buyer shall honor or cause to be honored all severance agreements and employment agreements with the Company's directors, officers and employees.

                  (b) CREDIT FOR DEDUCTIBLES. Buyer will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company under any welfare plan that such employees may be eligible to participate in after the Effective Time, (ii) provide each employee of the Company with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time, and
(iii) provide each employee of the Company with credit for all service with the Company and its affiliates under each employee benefit plan, program, or arrangement of Buyer in which such employees are eligible to participate; PROVIDED, HOWEVER, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

         6.06 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. (a) From and after the Effective Time and until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, Buyer and the Surviving Corporation (each, an "INDEMNIFYING PARTY") shall indemnify, defend and hold harmless each person who is now or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "INDEMNIFIED PARTIES") against (i) all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based in whole or in part on, or arises in whole or in part out of, the fact that such Indemnified Party is or was a director or officer or agent of the Company or any of its Subsidiaries and relates to or arises out of any action or omission occurring at or prior to the Effective Time ("INDEMNIFIED LIABILITIES"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be; PROVIDED that no Indemnifying Party shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld; and PROVIDED, FURTHER, that no Indemnifying Party shall be liable for any Indemnified Liabilities which occur as a result of the gross negligence or willful misconduct of any Indemnified Party. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective Time), (w) the Indemnifying Parties will pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law; PROVIDED that the person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Indemnifying Parties; (y) the Indemnifying Parties shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and
(z) the Indemnifying Parties shall use all reasonable efforts to assist in the defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Indemnifying Parties, but the failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability which it may have under this paragraph except to the extent such failure materially prejudices such Indemnifying Party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict or potential conflict on any significant issue between the positions of any two or more Indemnified Parties in which case, the Indemnified Parties may retain more than one law firm.

                  (b) Except to the extent required by law, until the sixth anniversary of the Effective Time, Buyer will not take any action so as to amend, modify or repeal the provisions for indemnification of directors, officers or employees contained in the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation and its Subsidiaries (which as of the Effective Time shall be no more favorable to such individuals than those maintained by the Company and its Subsidiaries on the date hereof) in such a manner as would adversely affect the rights of any individual who shall have served as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time.

              (c) Buyer and the Surviving Corporation shall, until the sixth anniversary of the Effective Time, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time; PROVIDED that in no event shall Buyer or the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum in excess of two hundred percent (200%) of the aggregate premiums payable by the Company and its Subsidiaries in the current fiscal year (on an annualized basis) for such purpose or pay premiums for more than six years.

              (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under paragraph (c) above, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the certificate or articles of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, under the DGCL or otherwise.

         6.07 EXPENSES. Except as set forth in SECTION 8.02 or in this SECTION 6.07, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense. Contemporaneously with the execution of this Agreement, the Company has paid the $250,000 fee due to the Senior Lender pursuant to the Senior Debt Commitment Letter.

         6.08 BROKERS OR FINDERS. Buyer and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Morgan Keegan, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a true and complete copy of which has been delivered by the Company to Buyer prior to the execution of this Agreement), and Provident Capital Corp., whose fees and expenses will be paid by Buyer in accordance with Buyer's agreement with such firm (a true and complete copy of which has been delivered by Buyer to the Company prior to the execution of this Agreement), and Buyer and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

         6.09 TAKEOVER STATUTES. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

         6.10 CONVEYANCE TAXES. The Company and Buyer shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

         6.11 NEW YORK STATE STOCK TRANSFER TAX. The Company shall pay, without deduction or withholding from any amount payable to the holders of Company Common Stock, any New York State Stock Transfer (and any penalties and interest with respect to such taxes), which become payable in connection with the transactions contemplated by this Agreement, on behalf of the stockholders of the Company. The Company and Buyer shall cooperate in the preparation, execution and filing of any required returns with respect to such taxes (including returns on behalf of the stockholders of the Company).

         6.12 CONDUCT OF BUSINESS OF BUYER. Prior to the Effective Time, except as may be required by applicable law subject to the other provisions of this Agreement, Buyer shall (a) not incur directly or indirectly any liabilities or obligations other than those incurred in connection with the Merger, and (b) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement.

         6.13 FINANCING. (a) Neither party will, or seek to, without the prior consent of the other party (which consent shall not be unreasonably withheld), amend, modify or waive any material term of the Commitment Letters if such amendment, modification or waiver would (i) reduce the aggregate amount of funds committed under the Commitment Letters, (ii) add significant additional conditions to the consummation of the transactions contemplated by the Commitment Letters or (iii) have a significant adverse affect on or significantly delay the receipt of any of the Required Approvals (as defined in SECTION 7.01(d)) or the consummation of the Merger. Buyer shall enforce, to the fullest extent permitted under applicable law, the provisions of the Buyer Commitment Letters and any definitive agreements entered into in contemplation thereof.

The Company shall enforce, to the fullest extent permitted under applicable law, the provisions of the Company Commitment Letters and definitive documents entered into in contemplation thereof. Buyer shall use its reasonable efforts to fulfill all of its obligations under, cause all conditions to funding to be fulfilled under, and cause the funding to occur under the Buyer Commitment Letters or any definitive agreements entered into on contemplation thereof. The Company shall use its reasonable efforts to fulfill all of its obligations under, cause all conditions to funding to be fulfilled under, and cause the funding to occur under the Company Commitment Letters or any definitive agreements entered into on contemplation thereof. Prior to the Effective Time, Buyer, with respect to the Buyer Commitment Letters or any definitive agreements entered into in connection therewith, and the Company, with respect to the Company Commitment Letters or any definitive agreements entered into in connection therewith, shall give the other person prompt written notice of (i) any material breach or threatened material breach by any party of the terms or provisions thereof, (ii) any termination or threatened termination thereof, or
(iii) any exercise or threatened exercise of any "market out" or "material adverse change" condition thereof.

              (b) Buyer and the Company's obligations under SECTION 6.13(a) shall not be construed in any way as restricting the ability of Buyer or the Company, as the case may be, to modify, replace or otherwise alter the terms, conditions or relative amounts of any Financing as long as such modification, replacement (which need not be the same type of financing) or alteration does not (i) reduce the aggregate amount of funds committed under the Commitment Letters or any replacements thereof, or any definitive agreements entered into in connection therewith, (ii) add significant additional conditions to the funding contemplated by any Commitment Letter or any definitive agreements entered into in connection therewith, or (iii) have a significant adverse affect on or significantly delay the receipt of any of the Required Approvals (as defined in SECTION 7.01(d)) or the consummation of the Merger.

              (c) In connection with the negotiation and execution of the definitive agreements with respect to the Financing, the Company will, at the request of Buyer, make the same representations and warranties to each Equity Investor, Marketing Partner, Senior Lender, or Subordinated Lender, as the case may be (the "FINANCING PARTIES"), as are made by the Company to Buyer in Article III hereof or by the Company in any definitive agreements entered into in connection with the Company Financing, and shall deliver such other documents, instruments, certificates or opinions as are reasonable and customary in financings of this type, and pledge, grant security interests in, and otherwise grant liens on its assets pursuant to such agreements, provided that no obligation of the Company under any such agreement, pledge, or grant shall be effective until the Effective Time.

              (d) Buyer and the Company will each assist and cooperate with the other person to obtain all relevant components of the Financing. Notwithstanding anything to the contrary, except as provided pursuant to SECTION 6.07, neither Buyer nor the Company will be obligated to advance any funds for fees in respect of the other person's Commitment Letter or subject any of its assets to any Lien prior to the Closing.

              (e) The obligations contained in this SECTION 6.13 are not intended, nor shall they be construed, to benefit or confer any rights upon any third party.

         6.14 NOTICE AND CURE. Each of Buyer and the Company will notify the other of, and will use all reasonable efforts to cure before the Closing, any event, development or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Buyer or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Buyer or the Company contained in this Agreement. Each of Buyer and the Company also will notify the other in writing of, and will use all reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Buyer or the Company. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein. Notwithstanding any provisions in this Agreement to the contrary, the Company shall not be in breach of any of its representations or warranties contained in this Agreement to the extent any officer or director of Buyer had any knowledge of that breach as of the date of this Agreement after review of the representations and warranties in Article III and the schedules related thereto.

         6.15 FULFILLMENT OF CONDITIONS. Subject to the terms and conditions of this Agreement, each of Buyer and the Company will take or cause to be taken all reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Buyer nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition. Notwithstanding any provisions in this Agreement to the contrary, the Company shall not be in breach of any of its covenants or agreements contained in this Agreement to the extent that any related action or inaction giving rise to such purported breach was engaged in, authorized, or refused to be taken, by any Person who is also an officer or director of Buyer. In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Buyer will use its reasonable best efforts to obtain alternative financing on substantially comparable or more favorable terms from other sources.

         6.16 OTHER ARRANGEMENTS. Buyer shall promptly notify the Company of any arrangements, understandings or agreements entered into prior to the Company Stockholders' Meeting between Buyer on the one hand, and any directors, officers or employees of the Company or any Subsidiary or any stockholder of the Company on the other hand, relating to the transactions contemplated hereby.

ARTICLE VII       CONDITIONS

         7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

              (a) STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the requisite vote of the stockholders of the Company under the DGCL.

              (b) NO INJUNCTIONS OR RESTRAINTS. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

              (c) GOVERNMENTAL AND REGULATORY AND OTHER CONSENTS AND APPROVALS. Other than the filing provided for by SECTION 1.03, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Buyer, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby (the "REQUIRED APPROVALS"), the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Buyer or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Buyer and the Company to consummate the transactions contemplated hereby shall have been obtained, all in form stance reasonably satisfactory to Buyer and the Company.

         7.02 CONDITIONS TO OBLIGATION OF BUYER TO EFFECT THE MERGER. The obligation of Buyer to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion):

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Company in this Agreement that are qualified by, or subject to, materiality or material adverse effect shall be true and correct and those that are not so qualified by, or subject to, materiality or material adverse effect shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and the Company shall have delivered to Buyer a certificate, dated the Closing Date and executed in the name and on behalf of the Company by any Executive or Senior Vice President, to such effect.

              (b) PERFORMANCE OF OBLIGATIONS. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the

Closing, and the Company shall have delivered to Buyer a certificate, dated the Closing Date and executed in the name and on behalf of the Company by any Executive or Senior Vice President, to such effect.

              (c) FINANCING. Buyer shall have obtained financing in an amount that, together with funds available from the Company, is sufficient to pay the aggregate Merger Price per share, the aggregate Option Amounts, the aggregate Warrant Amounts and the aggregate amounts required to be paid pursuant to the Exchange Offer and to make all other necessary payments of fees and expenses required to be paid by the Company and Buyer in connection with the transactions contemplated by this Agreement (the "REQUIRED PAYMENTS"); PROVIDED, that this condition shall not be applicable if the failure of Buyer to receive the proceeds of such financing shall have been occasioned by action or the failure to take action by Buyer which action or inaction also constitutes a breach of any material covenant, representation or warranty of such party hereunder.

              (d) MARKETING PARTNER FINANCING. All the Marketing Partner Financing shall be paid to the Company at least one business day prior to the Closing Date.

              (e) DISSENTING SHARES. The Company shall not have received notices from the holder or holders of more than 10% of shares of Company Common Stock issued and outstanding on the record date for the determination of those stockholders of the Company entitled to vote on the Merger that such holders have exercised or intend to exercise their appraisal rights under Section 262 of the DGCL.

              (f) Gregory G. Landry shall, as instructed by Robert B. Stein, Jr., have either withdrawn as a general partner of DM Management Associates I or assigned his general partnership interest in DM Management Associates I to either Robert B. Stein, Jr. or New DM Management Associates I and the Company, as instructed by Buyer shall have either withdrawn as a limited partner of New DM Management Associates I or assigned its interest to DM Associates Limited Partnership.

              (g) The Company shall not be in material default under any of its obligations that cannot be cured immediately without having a material adverse effect on the Company.

         7.03 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Buyer in this Agreement that are qualified by, or subject to, materiality or material adverse effect shall be true and correct and those that are not so qualified by, or subject to, materiality or material adverse effect shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and Buyer shall have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Buyer by its Chairman of the Board, President or any Executive or Senior Vice President and in the name and on behalf of Buyer by its Chairman of the Board, President or any Vice President, to such effect.

              (b) PERFORMANCE OF OBLIGATIONS. Buyer shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing, and Buyer shall have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Buyer by its Chairman of the Board, President or any Executive or Senior Vice President and in the name and on behalf of Buyer by its Chairman of the Board, President or any Vice President, to such effect.

              (c) SOLVENCY. The Board of Directors of the Company shall have received advice reasonably satisfactory to the Special Committee from an independent advisor selected with reasonable care by or on behalf of the Company confirming the belief of Buyer set forth in the last sentence of SECTION 4.08.

              (d) SPECIAL STOCKHOLDER APPROVAL. This Agreement shall have been approved by the holders of a majority of the shares of Company Common Stock voting (whether in person or by proxy) at the Company Stockholders' Meeting other than shares of Company Common Stock owned beneficially by any Person that is a party to the Voting Agreement (except as to any such affiliate shares of Company Common Stock owned in a financing or advisory capacity). This condition shall not be waived by the Company unless (i) it has given written notice of its intention to so waive to the stockholders of the Company at least 10 business days prior to the Company Stockholders' Meeting, (ii) such notice is filed with the SEC, if required, and (iii) if such notice is so filed, it complies as to form in all material respects with the applicable requirements of the Exchange Act (except as to any information furnished to the Company by Buyer in writing specifically for inclusion in such notice).

ARTICLE VIII      TERMINATION, AMENDMENT AND WAIVER

         8.01 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval:

              (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

              (b) By either the Company or Buyer upon notification to the non-terminating party by the terminating party:

                               (i) at any time after August 31, 2001 if the
                  Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

                              (ii) if the Company Stockholders' Approval or the
                  stockholder approval required pursuant to SECTION 7.03(d) (unless waived as provided therein) shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders, or any adjournment thereof, called therefor;

                             (iii) if there has been a material breach of any
                  representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party; or

                              (iv) if any court of competent jurisdiction or
                  other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable;

              (c) By the Company if the Special Committee determines in good faith, based upon the advice of outside counsel that failure to terminate the Agreement is reasonably likely to result in the Board of Directors breaching its fiduciary duties to stockholders under applicable law by reason of an unsolicited BONA FIDE Alternative Proposal for a Superior Transaction having been made; PROVIDED that the Company shall have complied with the provisions of
SECTION 5.02 and forty-eight (48) hours shall have elapsed after delivery to Buyer of written notice of such determination; and PROVIDED FURTHER that the Company's ability to terminate this Agreement pursuant to this paragraph (c) is conditioned upon the prior payment by the Company to Buyer of any amounts owed by it pursuant to SECTION 8.02(b);

              (d) By Buyer if the Board of Directors of the Company or the Special Committee shall have withdrawn or modified in a manner adverse to Buyer its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the stockholders of the Company;

              (e) By the Company if any of the Buyer Commitment Letters or any definitive agreement entered into in contemplation thereof shall have been terminated at any time when Buyer would not be entitled to terminate this Agreement pursuant to SECTION 8.01(b) or SECTION 8.01(d) and, within twenty (20) business days after any such termination, that Buyer Commitment Letter or any definitive agreement entered into in contemplation thereof shall not have been replaced; or

              (f) By the Company or Buyer if any of the Company Commitment Letters, or any definitive agreement entered into in contemplation thereof shall have been terminated at any time when the terminating party would not be entitled to terminate this Agreement pursuant to SECTION 8.01(b) or SECTION 8.01(d) (with respect to Buyer only) and, within twenty (20) business days after any such termination, that Company Commitment Letter or any definitive agreement entered into in contemplation thereof shall not have been replaced.

         8.02 EFFECT OF TERMINATION. (a) If this Agreement is validly terminated by either the Company or Buyer pursuant to SECTION 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Buyer (or any of their respective Representatives or affiliates), except (i) that the provisions of the Confidentiality Agreement, the last sentence of SECTION 6.01, SECTION 6.07,
SECTION 6.08 and this SECTION 8.02 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

              (b) If this Agreement is terminated for any reason (other than by the Company and the Buyer pursuant to 8.01(a) or by the Company pursuant to
SECTION 8.01(b)(iii), then the Company shall pay to Buyer an amount equal to the actual documented reasonable out-of-pocket fees and expenses Buyer incurred in connection with this Agreement and the transactions contemplated hereby by wire transfer of same day funds upon submission of those documented expenses to the Company, subject to a maximum reimbursement amount of $750,000, which shall not include amounts paid pursuant to SECTION 6.07.

         8.03 AMENDMENT. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

         8.04 WAIVER. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

ARTICLE IX        GENERAL PROVISIONS

         9.01 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in ARTICLE I and ARTICLE II, in SECTIONS 6.05, 6.06, 6.07, 6.08, 6.10 and 6.11 and this ARTICLE IX, which shall survive the Effective Time.

         9.02 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Buyer, to:

                  DM Acquisition Corp.
                  c/o Dairy Mart Convenience Stores, Inc.
                  One Dairy Mart Way
                  300 Executive Parkway West
                  Hudson, Ohio 44236
                  Facsimile No.:  (330) 342-6756
                  Attn:  Robert B. Stein, Jr.

                  with a copy to:

                  Baker & Hostetler LLP
                  3200 National City Center
                  1900 East 9th Street
                  Cleveland, OH  44144-3485
                  Facsimile No.:  (216) 696-0740
                  Attn:  Albert T. Adams, Esq.
                         John M. Gherlein, Esq.

                  If to the Company, to:

                  Dairy Mart Convenience Stores, Inc.
                  One Dairy Mart Way
                  300 Executive Parkway West
                  Hudson, Ohio  44236
                  Facsimile No.:  (330) 342-6752
                  Attn:  Gregory L. Landry
                  with a copy to:

                  Milbank, Tweed, Hadley & McCloy LLP
                  One Chase Manhattan Plaza
                  New York, New York 10005
                  Facsimile No.: (212) 530-5219
                  Attn:  Lawrence Lederman, Esq.
                         Roland Hlawaty, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

         9.03 ENTIRE AGREEMENT; INCORPORATION OF EXHIBITS. (a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement and the Voting Agreement, which shall survive the execution and delivery of this Agreement in accordance with their terms, and contains, together with the Confidentiality Agreement and the Voting Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

              (b) The Company Disclosure Letter, the Buyer Disclosure Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         9.04 PUBLIC ANNOUNCEMENTS. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Buyer and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Buyer and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

         9.05 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in SECTION 6.06, (which is intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

         9.06 NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Buyer may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly owned Subsidiary of Buyer, PROVIDED that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

         9.07 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

         9.08 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

         9.09 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

         9.10 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.11 CERTAIN DEFINITIONS. As used in this Agreement:

              (a) the term "AFFILIATE," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

              (b) a person will be deemed to "BENEFICIALLY" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

              (c) the term "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the States of Ohio or New York are authorized or obligated to close;

              (d) the term "KNOWLEDGE" or any similar formulation of "KNOWLEDGE" shall mean, with respect to the Company, the knowledge of the individuals listed in SECTION 9.11 of the Company Disclosure Letter;

              (e) any reference to any event, change or effect being "MATERIAL" or "MATERIALLY ADVERSE" or having a "MATERIAL ADVERSE EFFECT" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, properties, assets, liabilities, financial condition or results of operations of such entity (or of such group of entities taken as a whole);

              (f) the term "PERSON" shall include individuals, corporations, partnerships, companies, trusts, other entities and groups (which term shall include a "GROUP" as such term is defined in Section 13(d)(3) of the Exchange
Act);

              (g) the "REPRESENTATIVES" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives;

              (h) the term "SIGNIFICANT SUBSIDIARIES" means, with respect to any party, the Subsidiaries of such party which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act, any subsidiary that owns, leases or operates any convenience store, Financial Opportunities, Inc., and any other Subsidiary that is set forth on Exhibit 23 to the Company's most recent Annual Report on Form 10-K; and

              (i) the term "SUBSIDIARY" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

         9.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                            DM ACQUISITION CORP.



                                            By:/s/ Robert B. Stein, Jr.
                                               ------------------------
                                                Robert B. Stein, Jr., President


                                            DAIRY MART CONVENIENCE STORES, INC.



                                            By: /s/ Gregory G. Landry
                                               ------------------------
                                                     Name: Gregory G. Landry
                                                     Title: Exec. V.P.